Exhibit 10.1

ABERDENE MINES LTD.
101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109

MMTC Development Corp.                                                                                                                                                       January 29, 2004
2558 Mathers Ave.
West Vancouver, B.C.
V7V 2J1

Attn: Mr. William Mayer

Dear Sirs,

Re:   THE GOLD HILL PROJECT

1.       We Aberdene Mines Ltd. (hereinafter referred to as "ABRM") are pleased to offer this letter of intent ("loi") as our indication to you, of our desire to enter into a binding AGREEMENT (the "Formal Agreement") with MMTC Development Corp. (hereinafter referred to as "MMTC") in relation to the following property:

-	An area described as GOLD HILL PROJECT in the state of Colorado, U.S.A., known and further identified by MMTC as being in the area of the Gold Hill Mining District,

-	An area of patented and unpatented claims approximately 9 Miles from Boulder, Colorado,

-	including all present or future claims staked by MMTC or any associated party that may be adjoining or in proximity to the area above described.

-	including all staked and private exploration and mineral rights as acquired by MMTC from private property owners and in relation to state and federal Lands.

(together hereinafter referred to as the "Property")

2.       The general terms and conditions of the Formal Agreement shall be:

A)

ABRM to acquire a 100% interest in the Property, and will be responsible for a 5% NSR with buy out options of $ 1,000,000.00 U.S. per point to a minimum of 2% NSR which was prior negotiated by MMTC to the current Land Owners

B)	Initial Cash Payments

ABRM shall pay MMTC for:

	-	A prior commissioned Preliminary Assessment Report on the Property from Mr. Glenn O'gorman (Mining Engineer),

-	A prior commissioned Geological Project Summary on the Property from Dr. HANS EBERHARD MADEISKY (Pgeo, Economic Geologist - Exploration Geochemist),

-	Cash Payment of $60,000 USD to be paid upon both parties signing,

-	Cash Payment of $150,000 USD to be paid on signing the Formal Agreement,

-

Cash Payment as may be required for improvements to accommodate production requirements of the Gold Hill Mill, to ensure and facilitate the earliest production of the Property's Ore (as may be determined by Mr. O'Gorman).

C)	SHARE ISSUANCE

	1)	on or before 20 days following the date of the Formal Agreement, 1,000,000 shares of ABRM shall be issued as and when directed by MMTC; and

	2)	1,000,000 Shares on 1st anniversary of the Formal Agreement

D)	WORKING COMMITMENT (EARN-IN PERIOD)

	1)	$1,500,000 usd incurred by ABRM over 2 years

E)	MISCELLANEOUS

	1)	MMTC and ABRM shall appoint a mutually agreeable and experienced third party as the operator of the project.

2)

ABRM and MMTC will make every reasonable effort to work together and to formalize a mutually beneficial arrangement with the Gold Hill Mill to process the gold bearing ore. ABRM understands that a cash infusion would be required in a timely manner into the Gold Hill Mill facilities to allow the increased capacity prior to it's operation.

	3)	ABRM shall be responsible for ensuring that all claims are kept in good standing.

	4)	MMTC represents that it has the right to assign, sell or contract, all or some of it's rights for the property as stated herein.

5)

Except for as stated above, should one participant decide to encumber or sell its interest in the Property to a third party, not including a transfer to an affiliate, the non-selling participant will have the right to purchase, or assign nominated party to purchase, the seller's interest on terms no less advantageous to those offered by the third party, or for cash where there is a non-cash component.

	6)	Each party shall pay their respective costs in executing this agreement and the Formal Agreement including but not limited to all legal and regulatory fees.

7)	ABRM shall be obliged to operate in full compliance with all environmental laws and regulations and shall indemnify MMTC from the date of closing.
8)

The Formal Agreement is subject to acceptable due diligence by ABRM in respect of the Property, including without limitation the technical documents, plans, prior history, claim maps, deeds etc. and structuring for tax and legal purposes, which due diligence must be completed by 02/26/2004.

	F)	BOARD REPRESENTATION

MMTC shall have the right to appoint one director to the board of ABRM and an additional director if the board increases to four directors, and the right to appoint an agent of mmtc to the board of advisors subsequent to the signing of the Formal Agreement, for as long as ABRM has an interest in the Property.

3.

The parties agree to negotiate in good faith the terms and conditions of and sign the Formal Agreement not later than february 26, 2004, which Formal Agreement shall incorporate the information and general terms and conditions contained herein.

4.

Further, MMTC shall use it's best efforts to provide liberal access to, including but not limited to, the property, all information and documentation, relating to the property, and copies of such documents and information where necessary, to the attorneys, and agents of ABRM, so that ABRM may review and examine all existing information, reports and contracts available to MMTC in relation to the properties as defined herein.

5.	MMTC agrees not to unreasonably deny any request by ABRM to furnish any pertinent information known to it.

6.

MMTC shall not, for the period of time from the date of execution of this LOI to the date the Formal Agreement is entered into disclose the terms of this agreement or accept, solicit or consider any offers from, or otherwise negotiate or deal with, any other person, firm or corporation, or any other entity, in relation to the property.

This LOI is intended to be binding, and an expression of your and our good faith intentions to negotiate and enter into the Formal Agreement on the terms and conditions set out herein, for which the parties have provided due consideration.

ABERDENE MINES LTD.
Per:	/s/ Brent Jardine	/s/ R. Gilmore
	BRENT JARDINE, PRESIDENT	WITNESS:

MMCT DEVELOPMENT CORP. HEREBY ACCEPTS THIS ABOVE TERMS THIS 29th DAY OF JANUARY 2004.
Per:	/s/ William Mayer	/s/ R. Gilmore
	WILLIAM M. MAYER, DIRECTOR	WITNESS: